                                                                    Exhibit 99.2



Contacts:

          Gordon Graham             President and Chief Operating Officer

          Tracy A. Edwards          Vice President and Chief Financial Officer
          Bell Industries, Inc.
          (310) 826-2355
          http://www.bellind.com

          Melvyn S. Rifkind
          (818) 783-8323

          BELL INDUSTRIES COMPLETES ACQUISITION OF MILGRAY ELECTRONICS

                                                           FOR IMMEDIATE RELEASE


         LOS ANGELES, CALIFORNIA -- January 16, 1997 -- Bell Industries, Inc. (NYSE-PSE:BI) announced today that it has completed its acquisition of Milgray Electronics, Inc. This final phase of the acquisition was concluded through the merger of Milgray with a newly-formed acquisition subsidiary of Bell. As a result of the merger, Milgray Electronics is now a wholly-owned subsidiary of Bell Industries.

         As previously announced, the acquisition was initiated through a tender offer to acquire the outstanding shares of Milgray's common stock at $14.77 per share in cash. The tender offer was successfully consummated on January 7, 1997, resulting in the acquisition of approximately 97% of Milgray's common stock. The transaction announced today resulted in the automatic conversion of the remaining shares of Milgray (other than shares owned by stockholders exercising certain appraisal rights) into the right to receive $14.77 per share in cash.

         Bell Industries distributes products for the electronics, computer, graphics and other industrial markets. Milgray Electronics distributes electronic components and computer products for the industrial market.


                                      # # #